UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C/A No. 1

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c) of the Securities Exchange Act of 1934

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[ ]	Preliminary information statement [ ] Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

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EAGLEPICHER HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

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General Information
Directors and Executive Officers
Executive Compensation
Compensation of Directors
Voting Securities
Certain Relationships and Related Party Transactions
Independent Public Accountants
Report of the Compensation Committee
Report of the Audit Committee
Appendix A

General Information

     This Information Statement is being furnished in connection with the 2003 Annual Meeting of Shareholders of EaglePicher Holdings, Inc. which will be held by written consent on or about April 21, 2003. The only matters acted upon at the Annual Meeting of Shareholders will be the election of directors and the approval of Deloitte & Touche LLP as the Company’s independent auditors for 2003.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     This Information Statement will be provided to common stockholders on or about March 31, 2003.

     The Company is filing this Information Statement voluntarily in order to comply with the requirements of the terms of its 9 3/8% Senior Subordinated Notes and 11 3/4% Series B Cumulative Exchangeable Preferred Stock and is not required to file this Information Statement pursuant to Section 14(c) of the Securities Exchange Act of 1934.

Directors and Executive Officers

Directors

     The Company’s Board of Directors consists of seven persons. The following persons will be nominated for election as directors at the Annual Meeting of Shareholders:

     Mr. Lloyd E. Cotsen, 74, has been a Director of the Company since December 2002. Mr. Cotsen is currently President of Cotsen Management Corporation. Prior to his retirement in 1995, Mr. Cotsen was Chairman of the Board and Chief Executive Officer of Neutrogena Corporation.

     Dr. Pierre J. Everaert, 62, has been a director of the Company since December 2002. Dr. Everaert is currently Chairman of Interbrew SA, and previously has been Vice Chairman and Executive Vice President of Philips Electronics NV. Dr. Everaert also serves on the Boards of Interbrew SA, Banque Paribas PAI group and Baltic Investment BV.

     Mr. Bert Iedema, 42, has been a Director of the Company since September 2001. He also served as Senior Vice President and Chief Financial Officer of the Company in an interim capacity from October 2001 until February 2002. Mr. Iedema has been Executive Vice President and Chief Financial Officer of Granaria Holdings B.V. since September 2000. Mr. Iedema had previously been employed as the Chief Financial Officer of SSM Coal B.V. in The Netherlands from 1996 until August 2000. Mr. Iedema is also a certified public accountant in The Netherlands.

     Mr. John H. Weber, 46, has been President and Chief Executive Officer and a Director of the Company since July 2001. Prior to coming to the Company, he had been with the Industrial Controls and Friction Materials Group of Honeywell International serving as President of that Group from July 2000 until July 2001, and serving as President of the Friction Materials Group from March 1999 until July 2000. Mr. Weber’s previous business experience included serving as President of KN Energy Inc. from 1997 to 1998, and as President of Vickers Inc. from 1994 to 1997, as well as experience with General Electric, Baxter Healthcare and McKinsey and Co.

     Dr. Wendelin Wiedeking, 50, was elected a Director of the Company in January 1999. He has been the Chairman of the Board of Porsche AG since 1993 where he is also President and Chief Executive Officer.

     Dr. Joel P. Wyler, 53, has been a Director of the Company and Chairman of its Board since the Company was formed in December 1997. Mr. Wyler has been a director and Chairman of Granaria Holdings B.V. since 1982.

     Mr. Daniel C. Wyler, 51, has been a Director of the Company since January 1999.

     Dr. Joel P. Wyler and Mr. Daniel C. Wyler are brothers.

Compensation Committee

     During fiscal year 2002 the Company’s Compensation Committee consisted of Dr. Joel Wyler and Messrs. Daniel Wyler and Iedema; Mr. Cotsen joined the Compensation Committee upon his election to the Board of Directors in December 2002. The Company’s Compensation Committee approves compensation to directors, officers and certain other employees of the Company and its subsidiaries, approves annual targets and payments under an annual incentive compensation program for officers and employees of the Company and its subsidiaries, approves awards of units and payments under a long term bonus program for officers and employees of the Company and its subsidiaries, approves benefit plans and programs for officers and employees of the Company and its subsidiaries, including but not limited to pension benefit plans, and appoints persons to a Retirement Committee of the Company to administer pension benefit plans of the Company and its subsidiaries. The Compensation Committee met five times during fiscal year 2002. The Compensation Committee’s report on the Company’s fiscal year 2002 is included at the end of this Information Statement.

Audit Committee

     During fiscal year 2002 the Company’s Audit Committee consisted of Mr. Iedema, Dr. Wiedeking and a former director Dr. Paul G. Kaminski. Dr. Kaminski resigned from the Board and Dr. Wiedeking resigned from the Audit Committee during fiscal year 2002 and Dr. Everaert and Mr. Cotsen joined the Audit Committee in December 2002. The Audit Committee’s charter is attached to this Information Statement as Appendix A. The Company’s Audit Committee recommends the selection of the Company’s outside auditor, discusses the scope of the audit proposed by the Company’s outside auditor and discusses the Company’s financial statements with the Company’s management and outside auditors, which typically includes a discussion of critical accounting policies, the status of significant accounting estimates and judgments, any proposed audit adjustments and any internal control recommendations. The Audit Committee met once during fiscal year 2002 and has met twice subsequent to the end of fiscal year 2002. The Audit Committee’s report on the Company’s fiscal year 2002 financial statements is included at the end of this Information Statement. Because the Company does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 and is not required to file reports under Section 15(d) of that Act, and does not have any security listed on a national securities exchange or national securities association, Section 301 of the Sarbanes-Oxley Act regarding public company audit committees does not apply to the Company. However, for informational purposes, Messrs. Cotsen and Everaert would qualify as “independent” under Section 301 of Sarbanes-Oxley and the SEC’s Proposed Rule: Standards Relating to Listed Company Audit Committees. The Board has determined that Mr. Iedema is a “financial expert.” Mr. Iedema is not “independent” within the meaning of the SEC’s rules due to his tenure as acting Chief Financial Officer of the Company in 2001.

Executive Officers

     In addition to Mr. Weber, the following persons are executive officers of the Company.

     Mr. Robert S. Baxter, 51, has been Vice President and Chief Information Officer since March 24, 2003. Prior to joining the Company, Mr. Baxter held a variety of positions at Honeywell International, including Automation and Controls Solutions IT integration leader, VP and CIO – Industrial Controls, Vice President – Customer Logistics and Vice President – Services.

     Mr. David G. Krall, 41, has been Senior Vice President, General Counsel and Secretary since November 2000. He had been Vice President, General Counsel and Secretary since he joined the Company in June 1998. Prior to coming to the Company, he had been with Taft, Stettinius & Hollister LLP, a legal firm based in Cincinnati, Ohio since 1986 and had been a partner there since 1995.

     Mr. Jerry Mills, 51, has been Senior Vice President of Human Resources since April 2002. Prior to joining the Company, he spent 27 years at Owens Corning Corporation, where he was most recently Vice President, Human Resources of the Composite Systems Business from 1995-2002.

     Mr. Thomas R. Pilholski, 47, has been Senior Vice President and Chief Financial Officer since February 2002. Prior to coming to the Company, he was employed by Honeywell Corporation (formerly Allied Signal Inc.) as a General Auditor from June 1998 until August 2001, and as Vice President-Chief Financial Officer for Honeywell Consumer Products Group from August 2001 until January 2002. Mr. Pilholski had previously been employed as Senior Vice President and Chief Financial Officer of Inamed Corporation from November 1997 until March 1998, and as Vice President and Chief Financial Officer of the Zimmer Orthopedic Implant Division of Zimmer, Inc., a subsidiary of Bristol-Myers Squibb Co. Mr. Pilholski is also a certified public accountant.

     Mr. Tom B. Scherpenberg, 43, has been Vice President and Treasurer since November 2000. Prior to coming to the Company, he had been with Provident Financial Group as Vice President of Credit Administration from February 2000 until November 2000, and as Vice President of Commercial Lending from September 1993 until May 1999. Mr. Scherpenberg also had been Chief Financial Officer of AEI Resources, a large coal producer, from May 1999 until November 1999.

     Mr. John F. Sullivan, 60, has been Vice President and Controller since October 2001. He had been Vice President-Chief Financial Officer for Honeywell Incorporated’s Friction Materials division from 1999 until May 2001. Mr. Sullivan had previously been employed as Vice President-Operations Controller for KN Energy, Inc. from 1998 until 1999, and Vice President-Global Business Development and Control and Industrial Group Controller for Vickers, Incorporated during the period from 1994 until 1998.

Executive Compensation

Summary of Cash and Certain Other Compensation

     The following Summary Compensation Table sets forth the compensation for the fiscal years indicated of (i) the person who served as our Chief Executive Officer during fiscal 2002, (ii) our four other highest compensated executive officers during fiscal year 2002 who were serving as executive officers at the end of fiscal year 2002, and (iii) one additional individual for whom disclosures would have been provided but for the fact that the individual was not serving as an executive officer at the end of fiscal year 2002 (collectively, the “Named Executive Officers”):

Summary Compensation Table

		Annual Compensation
	Fiscal
	Year			All Other
Name and Principal Position	Ended	Salary($)	Bonus($)	Compensation($)(1)
John H. Weber (2)	11/30/02	600,000	600,000	6,100
President and Chief Executive Officer	11/30/01	225,000	—	4,182
David G. Krall	11/30/02	240,000	137,450	6,100
Senior Vice President, General	11/30/01	221,666	115,000	5,490
Counsel and Secretary	11/30/00	200,000	—	5,466
Thomas R. Pilholski (3)	11/30/02	231,875	143,250	500
Senior Vice President and Chief Financial Officer
John F. Sullivan (4)	11/30/02	215,000	75,850	600
Vice President and Corporate Controller	11/30/01	31,009	30,000	100
Jerry Mills (5)	11/30/02	134,256	136,900	350
Senior Vice President of Human Resources
Philip F. Schultz(6)	11/30/02	24,167	—	319,085
Former Senior Vice President and	11/30/01	290,000	125,000	5,490
Chief Financial Officer	11/30/00	265,000	—	903

(1)	For fiscal 2002 this column includes the following amounts:

	Contributions to	Value of
	Eagle-Picher	Paid Life	Severance/
	Salaried 401(k)	Insurance	Other
Name of Executive Officer	Plan($)	Premiums($)	Payments($)	Total($)

John H. Weber	5,500	600	—	6,100
David G. Krall	5,500	600	—	6,100
Thomas R. Pilholski	—	500	—	500
John F. Sullivan	—	600	—	600
Jerry Mills	—	350	—	350
Philip F. Schultz	—	600	318,485	319,085

(2)	Mr. Weber was named President and Chief Executive Officer, effective July 12, 2001.

(3)	Mr. Pilholski was named Senior Vice President and Chief Financial Officer, effective February 18, 2002.

(4)	Mr. Sullivan was named Vice President and Corporate Controller, effective October 15, 2001.

(5)	Mr. Mills was named Senior Vice President of Human Resources, effective April 22, 2002.

(6)	Mr. Schultz served as an officer of EPI until October 8, 2001 and as an employee through December 31, 2001. In connection with his termination of employment, Mr. Schultz entered into a negotiated Separation Agreement with EPI under which he received severance pay equal to one year’s salary ($290,000), one week’s pay for each year of service ($11,154), accrued but unused vacation pay ($16,731), group medical and life insurance coverage for up to one year and other miscellaneous benefits. In addition, in partial consideration for special assistance provided by Mr. Schultz on a financing transaction completed in January 2002, EPI purchased the 1,250 shares of common stock held by him for $255,575.

Long-Term Incentive Plan Awards

     In June 2002 we adopted a “Long-Term Bonus Program” effective December 1, 2001. This program provides for the grant of units to certain members of management. Individuals are rewarded based on the growth of a unit’s value from the time of award to the time of exercise. The unit value is determined based on a multiple (initially 6.54x) of earnings before interest, taxes, depreciation and amortization (EBITDA) less net debt and preferred stock, all as defined and as adjusted for certain items as provided in the terms of the program. The initial grant of approximately 500,000 units was completed retroactive to December 1, 2001. The units vest ratably over three years and can be redeemed by the individuals after the vesting period and up to five years, which is when the units expire. No award payments can be made until the earlier of a) September 2004, or b) Dakruiter S.A., a company controlled by Granaria Holdings B.V., our controlling common shareholder, sells all shares of our preferred stock owned by it. Additionally, the potential annual payment of any vested units is limited to certain conditions to prevent any undue financial stress. The following Long-Term Incentive Plan Awards Table sets forth the units granted to the Named Executive Officers above:

Long-Term Incentive Plan Awards Table

		Performance	Estimated Future Payouts Under Non-Stock Price-
		or Other	Based Plans
		Period Until
	Number of	Maturation	Threshold	Target	Maximum
Name of Executive Officer	Units	or Payout	($ or #)	($)(1)	(S or #)

John H. Weber	150,000	5 years	N/A	3,111,505	N/A
David G. Krall	27,950	5 years	N/A	579,784	N/A
Thomas R. Pilholski	34,175	5 years	N/A	708,624	N/A
John F. Sullivan	12,525	5 years	N/A	259,695	N/A
Jerry Mills	22,200	5 years	N/A	531,468	N/A

(1)	Target value represents the projected payout assuming we achieve a 10% year over year EBITDA (as defined in the plan) growth rate and meet our projected net debt (as defined in the plan) targets.

Retirement Benefits

     The following table shows the estimated total combined annual benefits payable to the Named Executive Officers upon retirement at age 65 under the Eagle-Picher Salaried Plan (“Salaried Plan”) and nonqualified restoration plan, computed on the basis of a straight-life annuity:

Pension Plan Table

	Years of Service

Final Average
Pay	10	15	20	25	30	35+
$250,000	$48,409	$72,613	$96,817	$103,538	$115,040	$115,040
300,000	59,161	88,742	118,323	126,387	140,040	140,040
350,000	69,914	104,871	139,828	149,237	165,040	165,040
400,000	80,667	121,000	161,333	172,086	190,040	190,040
450,000	91,419	137,129	182,839	194,935	215,040	215,040
500,000	102,172	153,258	204,344	217,785	240,040	240,040
550,000	112,925	169,387	225,849	240,634	265,040	265,040
600,000	123,677	185,516	247,355	263,484	290,040	290,040
650,000	134,430	201,645	268,860	286,333	315,040	315,040
700,000	145,183	217,774	290,366	309,183	340,040	340,040
750,000	155,935	233,903	311,871	332,032	365,040	365,040
800,000	166,688	250,032	333,376	354,882	390,040	390,040
850,000	177,441	266,161	354,882	377,731	415,040	415,040
900,000	188,194	282,290	376,387	400,581	440,040	440,040
950,000	198,946	298,419	397,892	423,430	465,040	465,040
1,000,000	209,699	314,548	419,398	446,280	490,040	490,040
1,050,000	220,452	330,677	440,903	469,129	515,040	515,040
1,100,000	231,204	346,806	462,409	491,978	540,040	540,040
1,150,000	241,957	362,935	483,914	514,828	565,040	565,040
1,200,000	252,710	379,065	505,419	537,677	590,040	590,040
1,250,000	263,462	395,194	526,925	560,527	615,040	615,040
1,300,000	274,215	411,323	548,430	583,376	640,040	640,040
1,350,000	284,968	427,452	569,935	606,226	665,040	665,040
1,400,000	295,720	443,581	591,441	629,075	690,040	690,040
1,450,000	306,473	459,710	612,946	651,925	715,040	715,040
1,500,000	317,226	475,839	634,452	674,774	740,040	740,040

     The Salaried Plan is a non-contributory defined benefit pension plan in which the Named Executive Officers are participants. The Salaried Plan provide benefits after retirement based on the highest average monthly compensation during five consecutive years of the last ten years preceding retirement. A percentage, based on years of service, of an employee’s expected Social Security benefit is used as an offset in the formula. For 2002 retirements, the Social Security benefit is $19,920. In December 2002, our board of directors authorized us to change from a “final average pay plan,” as described above, to a cash-balance pension plan effective January 1, 2004. All benefits earned through December 31, 2003, will be unchanged. In addition, the board of directors authorized adding a non-qualified restoration plan effective December 1, 2002 that reproduces the same benefits as the Salaried Plan for pay received in excess of IRS limits ($200,000 in 2002). Amounts under this plan are included in the table above. The board also approved the termination of a Supplemental Executive Retirement Plan effective November 30, 2002. Only David Krall was a participant in that plan. All the named executives will participate in a newly established Supplemental Executive Retirement Plan (SERP) effective December 1, 2002. The new SERP will be a defined contribution plan and be reported in future years in the Summary Compensation Table under “all other compensation”. As of the end of the 2002 fiscal year, no contributions have been made under the new SERP to any of the Named Executives. For purposes of the Retirement Plan, compensation includes base salary, bonuses, commissions and severance payments. These payments are reported in the Summary Compensation Table.

     The estimated credited years of service for the Named Executive Officers at age 65 will be:

John H. Weber	20
David G. Krall	28
Thomas R. Pilholski	18
John F. Sullivan	5
Jerry Mills	14
Thomas Scherpenberg	24
Robert S. Baxter	13

Employment Agreement

     Mr. Weber has an Employment Agreement with the Company’s wholly-owned subsidiary EaglePicher Incorporated, Inc. (“EPI”), which became effective on July 15, 2001, pursuant to which he has served as President and Chief Executive Officer of EPI since July 12, 2001. Under the agreement, Mr. Weber receives a base salary of $600,000 per year (which commenced July 15, 2001) and is entitled to an annual incentive bonus based on the achievement of agreed-upon objectives for the year. For the fiscal year ending November 30, 2002, Mr. Weber is guaranteed a bonus of at least 45% of his base salary. The agreement also entitles Mr. Weber to:

(a)	participate in all EPI pension, health, welfare and other benefit plans in effect for executives;

(b)	miscellaneous perquisites, including the use of an automobile (and a tax gross-up for related payments made by EPI), payment of club dues and payment of apartment rental expenses in Cincinnati, Ohio; and

(c)	a cash bonus if certain preferred stock of EPI currently held by Dakruiter SA, an entity controlled by Granaria Holdings BV, is refinanced by a transfer to EPI or a third party for cash or other liquid assets, with the amount of the bonus being a percentage of Dakruiter’s profit (as defined) from the transaction but not less than $2.5 million if the refinancing is completed at 100% of the face value of the shares.

Mr. Weber’s employment is terminable by EPI for “cause,” by him for “good reason” (each as defined in the agreement), and by either party without cause or good reason on 90 days’ written notice. If the Company terminates Mr. Weber’s employment without cause, or he terminates his employment for good reason, Mr. Weber will be entitled to severance pay equal to 18 months of his then-current base salary, to 150% of his annual bonus for the preceding year and to a pro-rata portion of the prior year’s annual bonus for the portion of the year in which employment terminates, as well as to continuation of his benefits and perquisites for the 18-month severance period. In addition, Mr. Weber will be entitled to a preferred stock financing bonus if a refinancing is completed during the severance period and to specified continuing rights to his long-term cash bonuses.

     Mr. Weber agreed to amend his employment agreement to delete the long term cash bonus provisions in exchange for participation in the long term bonus program described above.

Severance Plan

     EPI has adopted a severance plan for executive officers (the “Severance Plan”). Under the terms of the Severance Plan, if a participant is terminated other than for cause, he is entitled to:

     (a)     salary continuation (at the then-current base salary) for a period of one year plus one week for each completed year of service, and

     (b)     continued group medical and group life insurance benefits for the same period as set forth in (a).

     Benefits will not be paid if a participant voluntarily leaves the employ of EPI or remains employed by EPI following a change of control. Continued insurance benefits will be discontinued if comparable benefits are offered by a new employer.

Compensation of Directors

     Directors who are not employees receive an annual retainer of $50,000, payable quarterly, with no additional fees for attendance or committee membership, except for Dr. Wendelin Wiedeking who was issued 2,500 shares of Common Stock in the Company in 1999 in lieu of the retainer, and except for Mr. Iedema, who was appointed without a retainer. Directors who are also employees receive no fees for their services as Directors.

     We have an Incentive Stock Plan for Outside Directors. Under the Plan, non-employee directors who also are directors of EPI may be awarded shares of our Class A Common Stock in lieu of directors’ fees. The right to receive the shares is conditioned on the participant’s execution of a shareholders’ agreement which, among other things, governs the transferability of the shares, and a voting trust agreement under which the shares are held of record and voted by Granaria Holdings B.V. In connection with his becoming a director, Dr. Wendelin Wiedeking was awarded 2,500 shares as of April 12, 1999. All or a portion of the shares will be forfeited, in accordance with a declining scale of 20% per year, if Dr. Wiedeking leaves either Board prior to April 12, 2004. The forfeiture provisions terminate in the event of Dr. Wiedeking’s death or incapacity or if a change of control occurs or an initial public offering is made. If Dr. Wiedeking is involuntarily removed from the Boards, other than for cause, EPI will reimburse him for his tax liability relating to any forfeited shares.

     Joel P. Wyler and Daniel C. Wyler, as named Directors of us and EPI, provide services on behalf of Granaria Holdings B.V. All directors’ fees due as a result of their services as named Directors are paid to Granaria Holdings B.V.

Voting Securities

     The only class of securities of the Company entitled to act by written consent is the Company’s common stock. As of March 31, 2003, the record date for determining holders of common stock entitled to act by written consent, 930,500 shares were outstanding and are entitled to one vote per share.

Security Ownership of Certain Beneficial Owners

     The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of March 15, 2003, by each person known by the Company to own beneficially 5% or more of the outstanding shares of common stock, currently the Company’s only voting security.

	Shares Beneficially Owned

	Number	Percentage
	of	of
Name	Shares	Shares

Granaria Holdings B.V.	555,501	59.70%
Lange Voorhout 16 P.O. Box 233 2501 CE The Hague The Netherlands(1),(2),(3),(4)
Joel P. Wyler	555,501	59.70%
Lange Voorhout 16 P.O. Box 233 2501 CE The Hague The Netherlands(1)
Daniel C. Wyler	555,501	59.70%
Lange Voorhout 16 P.O. Box 233 2501 CE The Hague The Netherlands(1)
ABN AMRO Participaties B.V.(5)	374,999	40.30%
P.O. Box 283 [AA4140]

Amsterdam 1000 EA The Netherlands

Security Ownership of Directors and Executive Officers

     The following table sets forth certain information as of March 15, 2003, regarding the ownership of the Company’s Common Stock, currently the Company’s only voting security and the only equity security held by the Company’s directors or executive officers.

	Shares Beneficially Owned

	Number	Percentage
	of	of
Name	Shares	Shares

Joel P. Wyler(1)	555,501	59.70%
Daniel C. Wyler(1)	555,501	59.70%
Dr. Wendelin Wiedeking	2,500	*
John H. Weber	2,000	*
Bert Iedema	1,000	*
Thomas R. Pilholski	1,000	*
All directors and executive officers as a group (seven persons)	555,501	59.70%

*	Less than 1%

(1)	Granaria Holdings B.V. is 100% owned by Wijler Holding B.V., a Dutch Antilles company, 50.1% of which is owned by Joel P. Wyler and 49.9% of which is owned by Daniel C. Wyler.

(2)	Includes 525,001 shares held by Granaria Industries B.V., which is majority owned by Granaria Holdings B.V.

(3)	Includes 17,000 shares held by Granaria Holdings B.V. as voting trustee for certain directors, officers and former executives of the Company.

(4)	Includes 11,000 shares held by Dakruiter SA, a Luxembourg corporation, of which Granaria Holdings has the right to direct voting.

(5)	Includes 284,999 shares held by Lange Voorhout Investments B.V., a subsidiary of ABN AMRO Participaties B.V., and 90,000 shares held by Dakruiter SA, a Luxembourg corporation, for which ABN AMRO Participaties has the right to direct voting.

Certain Relationships and Related Party Transactions

     We have an advisory and consulting agreement with Granaria Holdings B.V., our controlling common shareholder, pursuant to which we pay Granaria Holdings B.V. an annual management fee of $1.8 million, plus out-of-pocket expenses. The agreement terminates on February 24, 2008. Fees and expenses relating to these services amounted to $2.2 million in 2002 and $2.1 million in 2001 and 2000. At November 30, 2002, $556,000 was accrued in Other Accrued Liabilities in the accompanying balance sheet relating to these fees and expenses. At November 30, 2001, $600,000 was accrued in Other Accrued Liabilities in the accompanying balance sheet relating to these fees and expenses.

     During 2002, we paid $800,000 which is included in Other Assets in our balance sheets to a start-up high-technology manufacturing company for the exclusive right to manufacture the start-up companies’ battery technology. This asset will be amortized into Cost of Products Sold over the term of the supply arrangement. In addition, an entity affiliated with Granaria Holdings, B.V., our controlling common shareholder, invested $2.0 million for a 14.8% interest, and Thomas R. Pilholski, our Senior Vice President and Chief Financial Officer invested $200,000 for a 1.5% interest. In addition, John H. Weber, our President and Chief Executive Officer, invested $20,000, David G. Krall, our Senior Vice President and General Counsel, invested $5,000, and Bert Iedema, one of our directors, invested $75,000. Each of Mr. Iedema, Mr. Weber and Mr. Krall received less than 1% interest for their investments. In addition, Noel Longuemare, a director of our wholly-owned subsidiary, Eagle Picher Technologies, LLC, holds a 5% interest in this start-up company.

     In December 2002 the EaglePicher Management Trust, which held shares of the Company’s common stock under its 1998 Incentive Stock Plan, sold its remaining 5,500 shares of common stock to Granaria Holdings and Messrs. Iedema, Weber and Pilholski for $13.00 per share. In 2003 the Company’s wholly-owned subsidiary EaglePicher Incorporated anticipates selling 70,500 shares of the Company’s common stock acquired from former members of management to Granaria Holdings B.V. and Messrs. Iedema, Weber and Pilholski for a price of $13.00 per share.

Independent Public Accountants

     The following table gives certain fees paid to Deloitte & Touche LLP, the Company’s independent accounting firm for the last two fiscal years:

		Audit-Related		All Other
Fiscal Year Ended	Audit Fees	Fees[1]	Tax Fees	Fees

2001	$698,113	$259,290	$213,098	$33,500
2002	$702,560	$573,840	$290,855	$254,867

1 Audit-related fees include fees for international statutory audits, benefit plan audits, internal control reviews and consultation on accounting standards and transactions.

Report of the Compensation Committee

     The Compensation Committee’s compensation policies for the Company’s executive officers are as follows.

Base Pay

     Base salaries of executive officers were, in all cases but Mr. Krall and Mr. Scherpenberg, determined at the time they joined Eagle Picher. At that time, pay was determined based on their previous experience and salary and their expected contribution to the Company in their new role. Our objective is to have base pay at the median of a comparator group of companies for similar positions. In determining salary increases, we look at current pay in relation to market competitiveness and individual contribution as determined by the CEO and the Committee based upon specific quantifiable goals for the year.

Annual Incentive

     The target incentive opportunity for each position is determined by the competitive practice of our comparator companies. Our objective is to have these targets set below the median of these Companies. The funding of the annual incentive plan for this group in 2002 was based on EBITDA growth and Net Debt reduction. Actual corporate results on these measures determined the funding pool for all participants. Each individual has several key goals for the year and the actual individual payment from the pool was based on the individual’s accomplishment of his specified goals.

Long Term Incentives

     The actual unit awards were based upon competitive compensation targets of our comparator companies and the CEO’s and the Committee’s determination of the individual’s expected contribution to longer term value creation. Our objective is to provide greater than median pay for longer term value creation that exceeds the comparator group.

     The base salary of the CEO was determined at the time he was hired in 2001 and was based upon his previous experience and salary and his expected contribution in the new role. Like the other executive officers, the funding for the annual incentive plan was based on EBITDA growth and Net Debt reduction. The CEO’s bonus was determined by reviewing his performance against his key goals for the year which included EBITDA growth and Net Debt reduction, (both of which exceeded plan), meeting all debt covenants, successfully recruiting a strong leadership team, and successfully implementing processes for good corporate governance. His long term awards units were based upon a contractual agreement made at the time he was hired.

/s/ Lloyd Cotsen Lloyd Cotsen Compensation Committee Member

/s/ Bert Iedema Bert Iedema Compensation Committee Member

/s/ Daniel C. Wyler Daniel C. Wyler Compensation Committee Member

/s/ Joel P. Wyler Dr. Joel P. Wyler Compensation Committee Member

March 28, 2003

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61). In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board (including Independence Standards Board Standard No. 1), and considered the compatibility of nonaudit services with the auditors’ independence.

The Committee discussed with the Company’s independent auditors the overall scope and plans for its audit. The Committee met with the Company’s independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee approved that the audited financial statements be included in the Annual Report on Form 10-K for the year ended November 30, 2002 for filing with the Securities and Exchange Commission. The Committee and the board have also recommended the selection of the Company’s independent auditors.

/s/ Pierre J. Everaert
Pierre J. Everaert
Audit Committee Chairman

/s/ Lloyd Cotsen
Lloyd Cotsen
Audit Committee Member

/s/ Bert Iedema
Bert Iedema
Audit Committee Member

February 8, 2003

Appendix A

CHARTER OF THE AUDIT COMMITTEES
OF THE
BOARDS OF DIRECTORS OF
EAGLE-PICHER HOLDINGS, INC.
EAGLE-PICHER INDUSTRIES, INC.

I. PURPOSE

The Audit Committee is established by the Board of Directors for the primary purpose of assisting the Board in:

•	Reviewing the preparation of the Company’s financial statements with management of the Company,

•	Reviewing with management of the Company, the Company’s compliance with legal and regulatory requirements,

•	Overseeing the independent auditor’s qualifications and independence, and

•	Reviewing with management of the Company, the Company’s system of disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board have established.

Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels. The Audit Committee should also provide an open avenue of communication among the independent auditors, financial and senior management, and the Board of Directors.

The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting, or other advisors as deemed appropriate to fully execute its duties and responsibilities.

The Company shall provide appropriate funding, as determined by the Audit Committee, for compensation to the independent auditor and to any advisers that the audit committee chooses to engage.

The Audit Committee will primarily fulfill its responsibilities by carrying out the activities enumerated in Section III of this Charter. The Audit Committee will report regularly to the Board of Directors regarding the execution of its duties and responsibilities.

II. COMPOSITION AND MEETINGS

The Audit Committee shall be comprised of three or more directors as determined by the Board, the majority of whom shall be independent directors (as defined by all applicable rules and regulations), and free from any relationship (including disallowed compensatory arrangements) that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall be a “financial expert” in compliance with the criteria established by the SEC.

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. Each regularly scheduled meeting shall conclude with an executive session of the Committee absent members of management and on such terms and conditions as the Committee may elect. As part of its job to foster open communication, the Committee should meet periodically with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately.

III. RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports/Accounting Information Review

1.     Review this Charter periodically, at least annually, and recommend to the Board of Directors any necessary amendments as conditions dictate.

2.     Review the Company’s annual financial statements, quarterly financial statements. Review any other relevant reports or financial information submitted by the Company to any governmental body, or the public, including management certifications as required by the Sarbanes-Oxley Act of 2002 (Sections 302 and 906) and relevant reports rendered by the independent auditors (or summaries thereof).

3.     Review with financial management and the independent auditors the 10-Q prior to its filing (or prior to the release of earnings).

4.     Review earnings press releases with management, paying particular attention to any use of “pro-forma” or “adjusted” non-GAAP information.

5.     Discuss with management financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be on general terms (i.e. discussion of the types of information to be disclosed and the type of presentation to be made).

Independent Auditors

7.     Appoint, compensate, and oversee the work performed by the independent auditor for the purpose of preparing or issuing an audit report or related work. Review the performance of the independent auditors and remove the independent auditors if circumstances warrant. The independent auditors shall report directly to the audit committee and the audit committee shall oversee the resolution of disagreements between management and the independent auditors in the event that they

8.     Review with the independent auditor any problems or difficulties and management’s response and hold timely discussions with the independent auditors regarding the following:

•	all critical accounting policies and practices;

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management , ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•	other material written communications between the independent auditor and management including, but not limited to, the management letter and schedule of unadjusted differences.

9.     At least annually, obtain and review a report by the independent auditor describing:

•	the firm’s internal quality control procedures;

•	any material issues raised by the most recent internal quality-control review, peer review, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and

•	(to assess the auditor’s independence) all relationships between the independent auditor and the Company.

10.     Review and preapprove both audit and nonaudit services to be provided by the independent auditor. This duty may be delegated to one or more designated members of the audit committee with any such preapproval reported to the audit committee at its next regularly scheduled meeting. Approval of nonaudit services shall be disclosed to investors in periodic reports required by Section 13(a) of the Securities Exchange Act of 1934.

11.     Set clear hiring policies, compliant with governing laws or regulations, for employees or former employees of the independent auditor.

Financial Reporting Processes and Accounting Policies

12.     In consultation with the independent auditors, review the integrity of the organization’s financial reporting processes (both internal and external), and the internal control structure (including disclosure controls).

13.     Review with management major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies.

14.     Review analyses prepared by management (and the independent auditor as noted in item 6 above) setting forth financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

15.     Review with management the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

16.     Review and approve all related party transactions.

17.     Establish and maintain procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting, or auditing matters.

18.     Establish and maintain procedures for the confidential, anonymous submission by Company employees regarding questionable accounting or auditing matters.

Ethical Compliance, Legal Compliance, and Risk Management

23.     Establish, review and update periodically a Code of Ethical Conduct and ensure that management has established a system to enforce this Code. Ensure that the code is in compliance with all applicable rules and regulations.

24.     Review management’s monitoring of the Company’s compliance with the organization’s Ethical Code, and ensure that management has the proper review system in place to ensure that Company’s financial statements, reports and other financial information disseminated to governmental organizations, and the public satisfy legal requirements.

25.     Review, with the organization’s counsel, legal compliance matters including corporate securities trading policies.

26.     Review, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.

27.     Discuss policies with respect to risk assessment and risk management. Such discussions should include the Company’s major financial and accounting risk exposures and the steps management has undertaken to control them.